EXECUTIVE SEVERANCE COMPENSATION PLAN
(As Amended and Restated effective May 19, 1998)

     Section 1. Purpose. Questar Corporation and its affiliated companies (hereinafter collectively referred to as "Questar" or the "Company") consider the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company, its shareholders, customers, and other employees. The Executive Severance Compensation Plan (hereinafter referred to as the "Plan") is designed to encourage the officers of the Company and its affiliated companies to continue to dedicate their full attention and energy to their duties as officers without distraction from the potentially disturbing circumstances arising from the possibility of a change in control of Questar.

     Section 2. Term of Plan. This Plan was originally adopted on September 22, 1983, and has been amended and restated several times since, most recently as of May 19, 1998. The Plan as amended shall be automatically extended for one-year periods as of January 1 of each year, unless not later than September 30 of the preceding year, the Company, through its Board of Directors, shall determine that it does not wish to extend the Plan; and provided, further, that the Plan shall continue in effect for a period of 36 months beyond the date on which a "Change in Control" of the Company, as defined in Section 3, shall have occurred.

     Section 3. Definitions. The terms used in this Plan shall have the meanings set forth below:

     a. "Cause" shall mean the willful and continued failure to perform employment duties, after a written demand for substantial performance is made by the Chief Executive Officer of the Successor Entity or the willful engaging in conduct that is materially injurious to the Successor Entity. No act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without a reasonable belief that such action or omission was in the best interests of the Successor Entity.

     b. A "Change in Control" of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and ChaseMellon Shareholder Services L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board of Directors ("Board") and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

     c. "Dependent" shall mean any member of a Participant's household who is eligible for benefits under specified welfare benefit plans sponsored by the Company or Successor Entity.

     d. "Disability" shall mean termination of employment that results in payments under the Company's Long-Term Disability Plan or a similar plan sponsored by Successor Entity.

     e. "Participant" shall mean a person who serves as an officer of the Company and/or its affiliated companies nominated by the Board of Directors to participate in the Plan who assents to the terms of the Plan by signing an agreement that incorporates the terms of the Plan. (A form of the agreement is attached as Appendix A.)

     f. "Successor Entity" shall mean the entity existing after the date of the Change in Control.

     g. "Termination of Employment" shall mean involuntary termination of the responsibilities, status, titles, salary, or benefits of the respective Participant's employment, within three years following a Change in Control, or a voluntary termination of the Participant's employment if made within the "Window Period."

     h. "Voluntary Retirement" shall mean voluntary termination of employment in accordance with the terms of the Company's qualified Retirement Plan or any retirement arrangement established for the Participant with his consent.

     i. "Window Period" shall mean a thirty-day period that begins on the first anniversary of a Change in Control.

     Section 4. Participation in the Plan. Participation in this Plan shall be limited to Participants who accept the terms and conditions of the Plan by signing and returning an agreement that incorporates the terms of the Plan.

     Participation in the Plan is at the discretion of the Board of Directors of the Company. A Participant may be terminated from the Plan by action by the Board of Directors taken before the date of any Change in Control of the Company.

     Participants shall be automatically terminated from the Plan upon death, Disability, Voluntary Retirement, or termination prior to any Change in Control of the Company.

     Section 5. Termination of Employment Following Change in Control. In the event of any Change in Control of the Company, a Participant is entitled to receive the compensation and benefits specified in Sections 9 through 15 upon Termination of Employment, unless such termination occurs as a result of death, Disability, Voluntary Retirement, or Cause.

     Section 6. Notice of Termination of Employment. To terminate the employment of a Participant, the Successor Entity shall notify the Participant, in writing, of Termination of Employment. Such notice shall be mailed, postage prepaid, to the Participant at the home address shown on Company records and shall include a statement concerning the Participant's right to receive the benefits specified in Sections 9 through 15.

     Termination of Employment shall not occur until proper written notice is given as above provided by the Successor Entity. Until the Successor Entity provides such notice, a Participant is entitled to be paid the same compensation and benefits earned prior to the Change in Control.

     To terminate employment during the Window Period, a Participant shall send a written notice to the Successor Entity at its principal place of business, which shall constitute an election of the Participant to receive the benefits specified in Sections 9 through 15.

     Section 7. Constructive Termination of Employment. In the event that the Successor Entity, following a Change in Control, decreases the base salary, target bonus percentage, or stock option grant (or the equivalent) earned by or awarded to a Participant as an employee of the Company prior to a Change in Control and takes such action without securing the Participant's signed consent, the Successor Entity shall be deemed to have constructively terminated the Participant's employment. A constructive termination shall constitute a Termination of Employment for purposes of the Participant's right to receive the compensation and benefits specified herein.

     Section 8. Termination of Employment for Cause. The Successor Entity cannot terminate the Participant's employment for Cause unless the Participant has willfully and continuously failed to perform his employment duties after receiving a written demand for substantial performance made by the Chief Executive Officer of the Successor Entity or unless the Participant has willfully engaged in conduct that is materially injurious to the Successor Entity after the Change in Control. For purposes of this Section, no act, or failure to act, by a Participant shall be deemed "willful" unless done, or omitted to be done, by a Participant not in good faith and without reasonable belief that his action or omission was in the best interests of the Successor Entity. The Successor Entity, through its Board of Directors, must notify the Participant in writing that the employment is being terminated for Cause. The Notice of Termination shall include a list of factual findings to sustain the judgment that the Participant's employment has been terminated for Cause. After receiving a Notice of Termination for Cause, the Participant shall have the right to seek arbitration or legal review of the Successor Entity's determination that the employment was terminated for Cause and to continue receiving all salary and benefits in effect prior to receipt of the Notice of Termination until the conclusion of such arbitration or legal review proceedings or the expiration of one year from the date of the receipt of the Notice of Termination, whichever event occurs first.

     In the event that arbitration or legal review proceedings do not uphold the Termination of Employment for Cause, the Participant shall have the right to receive the benefits specified in Sections 9 through 15, but such benefits shall be reduced by the benefits received during the pendency of the arbitration or legal review proceedings.

     Section 9.  Compensation and Benefits.

     a. Upon Termination of Employment following a Change in Control, a Participant is entitled to receive a cash payment equal to twice the annual salary at the rate in effect for such Participant immediately prior to the Change in Control. The Participant is also entitled to receive a cash payment equal to twice the higher of the average annual amount earned by the Participant under the Annual Management Incentive Plan ("AMIP") and any other annual incentive compensation plans maintained by the Company for the three years preceding a Change in Control or the average annual target amount specified under such plans for the years in question. (The AMIP is described in Appendix B to this Plan.) Any Participant whose employment is terminated at any time after the date of a Change in Control of the Company is also entitled to receive the amounts previously awarded or allocated to or earned by him under the AMIP and any other annual incentive compensation plans then in effect.

     Any compensation and benefits payable under the terms of this Plan shall be payable, in a single lump-sum payment within ten days of Termination of Employment.

     b. Upon Termination of Employment, the Participant is entitled to receive a pro rata bonus payment under the AMIP and any other annual incentive compensation plans in effect for the year in which the Termination of Employment occurred and shall be based on the portion of such year the Participant was employed. The full amount of this bonus payment shall be payable in a single lump-sum payment within 60 days after the end of the year in which his employment terminated.

     Section 10. Deferred Compensation Benefits. Upon ceasing to be employed by the Successor Entity at any time of a Change in Control of the Company, a Participant is also entitled to receive the amounts previously deferred by him under the Company's AMIP, Deferred Compensation Plan for Directors, Deferred Compensation Plan, Deferred Share Plan, Deferred Share Make-Up Plan, and other deferred compensation plans then in effect. (The Company's deferred compensation plans are described in Appendix B.)

     Notwithstanding any other provisions of such deferred compensation plans, lump-sum distributions of account balances shall be automatically distributed within 30 days following the Change in Control.

     Section 11.  Supplemental Retirement Benefits.

     a. Upon Termination of Employment, a Participant who has a vested right under the Company's Retirement Plan shall be entitled to receive a supplemental retirement benefit equal to the difference between the amount payable to him under the terms of the Company's Retirement Plan and the amount that would have been payable to him had he been credited with two additional years of service under the Company's Retirement Plan. Benefits payable hereunder shall be calculated using the Participant's annual compensation (as the term "compensation" is defined in the Company's Supplemental Executive Retirement Plan ("SERP") or Special Situation Retirement Plan ("SERP2") and other supplemental retirement plans then in effect) for the last full year prior to the Termination of Employment as his compensation for the additional years of service credited to the Participant under the terms of this provision. Upon Termination of Employment, a Participant who does not have a vested right under the Company's Retirement Plan at such time shall be entitled to receive a supplemental retirement benefit equal to the amount that would have been payable to him under the terms of the Company's Retirement Plan and SERP or SERP2 had he become vested under the terms of such Plans if he had continued in the Company's employment for the two-year period of time following his Termination of Employment after the Change in Control. (The Company's supplemental retirement plans are described in Appendix B.)

     b. Upon Termination of Employment, a Participant who is entitled to receive supplemental retirement benefits under the terms of the Company's SERP or SERP2 shall be entitled to receive such benefits. Benefits payable under the Company's SERP or SERP2 shall be calculated using the Participant's annual compensation (as the term compensation is defined in the Company's SERP or SERP2) for the last full year prior to the Termination of Employment as his compensation for the two additional years of service credited to the Participant under the terms of this provision.

     c. Any Participant who is a Nominee in the Company's Executive Incentive Retirement Plan ("EIRP") and who has satisfied the eligibility requirements contained in the EIRP at the date of a Change in Control of the Company shall have the right to receive the retirement benefits specified in the EIRP. The Participant's surviving spouse and dependent children shall also have the right to receive the family protection benefits specified in the EIRP in the event of the Participant's death.

     Section 12. Special Lump-Sum Provision. Upon Termination of Employment, a Participant shall receive a single-installment, lump-sum payment of supplemental retirement benefits under the EIRP, SERP and SERP2. The present value of such benefits shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for the 30-year Treasury bonds (using the six-month period ending prior to the Participant's Termination of Employment). This lump-sum payment shall be made within 30 days of a Participant's Termination of Employment.

     Section 13. Stock Options and Restricted Stock. Upon a Change in Control, all stock options and stock appreciation rights granted under the Company's Long-Term Stock Incentive Plan and its successors shall vest. A Participant shall have 60 days following a Change in Control to exercise any vested stock options and stock appreciation rights, notwithstanding a Termination of Employment, or to receive a cash payment equal to the value of such vested stock options. Upon a Change in Control, all shares of restricted stock granted as partial payment of earned bonuses under the AMIP or other annual incentive compensation plans adopted by the Company shall immediately vest free of restrictions and shall be distributed.

     Section 14. Miscellaneous Benefits. Upon Termination of Employment at any period of time within three years from the date of a Change in Control of the Company, a Participant shall receive (for himself and his Dependents), at the sole expense of the Successor Entity, life, disability, accident and health insurance benefits, or a payment to reimburse for coverage obtained by the Participant, substantially similar to those received or eligible to be received prior to Termination of Employment, for a period of six months following Termination of Employment, unless within such period the Participant chooses to take Voluntary Retirement, in which event the Participant will be entitled to receive the same benefits as any eligible employee choosing to retire prior to the Change in Control.

     Section 15. Tax Provision. The benefits payable under the terms of the Plan (excluding any benefits earned prior to the Termination of Employment), are collectively referred to as "Severance Payments."
The Severance Payments are designed to be fully deductible under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). However, if any portion of the Severance Payments will be subject to the excise tax ("Excise Tax") imposed by Section 4999 of the Code, the Company or Successor Entity shall pay to the Participant at the time specified in Section 9 an additional estimated amount (the "Gross-Up Payment") such that the net amount retained by the Participant, after deduction of any Excise Tax on the Severance Payments and any federal and state taxes payable on the Gross-Up Payment, shall be equal to the Severance Payments (adjusted for applicable federal and state taxes). In the event that the Excise Tax is subsequently determined to be less than the amount taken into account at the time of the Participant's Termination of Employment, the Participant shall repay to the Successor Entity the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state income tax imposed on the Gross-Up payment being repaid by the participant if such repayment results in a reduction in Excise Tax and federal and state income tax deduction plus interest on the amount of such repayment at the applicable rate (as defined in Section 174(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account at the time of Termination of Employment (including by reason of any payment that is unknown or undetermined at the time of the Gross-Up Payment), the Successor Entity shall make an additional payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     Section 16. Binding Agreement. Any and all agreements entered into pursuant to this Plan with individual officers of the Company shall be binding upon any Successor Entity as defined above. The Company will require any Successor Entity to expressly assume and agree to perform such agreements. Failure of the Company to obtain such assumption and agreement prior to the effective date of control by the Successor Entity shall be a breach of the agreement entered into pursuant to the terms of the Plan and shall entitle Participants to receive compensation from the Company in the same amount and on the same terms as they would otherwise be entitled to receive, except that the day prior to the date upon which the Successor Entity obtains control shall be deemed the date of Termination of Employment.

     Section 17.  Miscellaneous.

     a. Except as set forth in Section 18, no provisions outlined in this Plan and the separate agreements entered into pursuant to such Plan may be modified, waived, or discharged after the date of a Change in Control unless such waiver, modification, or discharge is agreed to in writing by the Participant. No waiver by either a Participant or Successor Entity at any time or any breach of any condition or provision of this Plan or the separate agreements entered into pursuant to this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

     b. The validity, interpretation, construction and performance of this Plan and the separate agreements entered into pursuant to such Plan shall be governed by the laws of the State of Utah.

     c. The invalidity or unenforceability of any provision of this Plan and the separate agreements entered pursuant to such Plan shall not affect the validity or enforceability of any other provision of the Plan and the separate agreements, which shall remain in full force and effect.

     d. The Participants are entitled to receive the benefits specified in Sections 9 through 15 of this Plan in accordance with the terms of the Plan. Such benefits are not to be construed as "damages."

     e. Upon written request by the Participant, the Successor Entity shall be obligated to pay the legal fee, and expenses incurred by any Participant reasonably expended to obtain, protect or enforce any right or benefit provided by this Plan and the individual agreements executed pursuant to such Plan. The Successor shall be obligated to reimburse the Participant for legal fees within 30 days of receiving the Participant's request for reimbursement.

     Section 18. Amendment or Termination of Plan. This Plan and the individual agreements entered into pursuant to this Plan may be amended or terminated by action of the Company's Board of Directors taken prior to a Change in Control of the Company. Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interest accounting methodology, the Board of Directors may take any action necessary to preserve the use of pooling of interest accounting.